Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

December 18, 2012

among

KIMBALL INTERNATIONAL, INC.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION
as Agent and LC Issuer

and

BANK OF AMERICA, N.A.,
as Syndication Agent

and

PNC BANK, NATIONAL ASSOCIATION,
as Documentation Agent
___________________________

J.P. MORGAN SECURITIES LLC,
as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS			1
1.1.	Defined Terms		1
1.2.	Classifications of Loans		19
1.3.	Terms Generally		19
1.4.	Accounting Terms, GAAP		19

ARTICLE II. THE CREDITS			20
2.1.	Commitment		20
2.2.	Determination of Dollar Amounts; Required Payments; Termination		20
2.3.	Ratable Loans		20
2.4.	Types of Advances		20
2.5.	Swing Line Loans		21
	2.5.1.	Amount of Swing Line Loans	21
	2.5.2.	Borrowing Notice	21
	2.5.3.	Making of Swing Line Loans	21
	2.5.4.	Repayment of Swing Line Loans	21
2.6.	Commitment Fee; Reductions in Aggregate Commitment		22
2.7.	Minimum Amount of Each Advance/Maximum Number of Eurocurrency Advances		22
2.8.	Optional Principal Payments		23
2.9.	Method of Selecting Types and Interest Periods for New Advances		23
2.10.	Conversion and Continuation of Outstanding Advances		23
2.11.	Changes in Interest Rate, etc		24
2.12.	Rates Applicable After Default		25
2.13.	Method of Payment		25
2.14.	Method of Borrowing		26
2.15.	Telephonic Notices		26
2.16.	Interest Payment Dates; Interest and Fee Basis		26
2.17.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions		27
2.18.	Lending Installations		27
2.19.	Facility LCs		27
	2.19.1.	Issuance	27
	2.19.2.	Participations	27
	2.19.3.	Notice	27
	2.19.4.	LC Fees	28
	2.19.5.	Administration; Reimbursement by Lenders	28
	2.19.6.	Reimbursement by Borrower	29
	2.19.7.	Obligations Absolute	29
	2.19.8.	Actions of LC Issuer	30
	2.19.9.	Indemnification	30
	2.19.10.	Lenders' Indemnification	30
	2.19.11.	Facility LC Collateral Account	31
	2.19.12.	Rights as a Lender	31
2.20.	Non‑Receipt of Funds by the Agent		31
2.21.	Mitigation Obligations; Replacement of Lenders		31

i

2.22.	Increase in Aggregate Commitment	32
2.23.	Amendment and Restatement	33
2.24.	Noteless Agreement; Evidence of Indebtedness	33
2.25.	Market Disruption	34
2.26.	Judgment Currency	34
2.27.	Banking Services and Swap Agreements	34

ARTICLE III. INCREASED COSTS, TAXES; DEFAULTING LENDER PROVISIONS		35
3.1.	Yield Protection	35
3.2.	Availability of Types of Advances	36
3.3.	Funding Indemnification	36
3.4.	Taxes	36
3.5.	Lender Statements; Survival of Indemnity	40
3.6.	Defaulting Lenders	40

ARTICLE IV. CONDITIONS PRECEDENT		42
4.1.	Initial Credit Extension	42
4.2.	Each Credit Extension	43

ARTICLE V. REPRESENTATIONS AND WARRANTIES		43
5.1.	Existence and Standing	43
5.2.	Authorization and Validity	43
5.3.	No Conflict; Government Consent	44
5.4.	Financial Statements	44
5.5.	Material Adverse Change	44
5.6.	Taxes	44
5.7.	Litigation and Contingent Obligations	44
5.8.	Subsidiaries	45
5.9.	ERISA	45
5.10.	Accuracy of Information	45
5.11.	Regulation U	45
5.12.	Material Agreements	45
5.13.	Compliance With Laws	45
5.14.	Ownership of Properties	45
5.15.	Plan Assets; Prohibited Transactions	46
5.16.	Environmental Matters	46
5.17.	Investment Company Act	46
5.18.	Post‑Retirement Benefits	46
5.19.	Disclosure	46
5.20.	Anti-Terrorism Laws	46

ARTICLE VI. COVENANTS		47
6.1.	Financial Reporting	47
6.2.	Notices of Material Events	48
6.3.	Use of Proceeds	48
6.4.	Conduct of Business	49

6.5.	Taxes		49
6.6.	Insurance		49
6.7.	Compliance with Laws		49
6.8.	Maintenance of Properties		49
6.9.	Inspection		49
6.10.	Indebtedness		49
6.11.	Merger		50
6.12.	Sale of Assets		50
6.13.	Investments and Acquisitions		50
6.14.	Liens		51
6.15.	Affiliates		52
6.16.	Rate Management Obligations		52
6.17.	Addition of Guarantors; Addition of Pledged Stock		52
6.18.	Restricted Payments		53
6.19.	Restrictive Agreements		53
6.20.	Financial Covenants		54
	6.20.1.	Leverage Ratio	54
	6.20.2.	Minimum Net Worth	54
6.21.	Anti-Terrorism Laws		54

ARTICLE VII. DEFAULTS			55

ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES			57
8.1.	Acceleration; Facility LC Collateral Account		57
8.2.	Amendments		58
8.3.	Preservation of Rights		58

ARTICLE IX. GENERAL PROVISIONS			59
9.1.	Survival of Representations		59
9.2.	Governmental Regulation		59
9.3.	Headings		59
9.4.	Entire Agreement		59
9.5.	Several Obligations; Benefits of this Agreement		59
9.6.	Expenses; Indemnification		59
9.7.	Numbers of Documents		60
9.8.	Accounting		60
9.9.	Severability of Provisions		61
9.10.	Nonliability of Lenders/Mutual Release of Consequential Damages		61
9.11.	Confidentiality		61
9.12.	Nonreliance		62
9.13.	Disclosure		62
9.14.	USA PATRIOT ACT NOTIFICATION		62
9.15.	Agent and Arranger Fees		62

ARTICLE X. THE AGENT			62

ARTICLE XI. SETOFF; RATABLE PAYMENTS			64
11.1.	Setoff		64
11.2.	Ratable Payments		65
11.3.	Application of Payments		65

ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS			65
12.1.	Successors and Assigns		65
12.2.	Participations		66
	12.2.1.	Permitted Participants; Effect	66
	12.2.2.	Voting Rights	66
	12.2.3.	Benefit of Certain Provisions	67
12.3.	Assignments		67
	12.3.1.	Permitted Assignments	67
	12.3.2.	Consents	67
	12.3.3.	Effect; Effective Date	67
	12.3.4.	Register	68
12.4.	Dissemination of Information		68
12.5.	Tax Treatment		68

ARTICLE XIII. NOTICES			69
13.1.	Notices Generally		69
13.2.	Electronic Communications		69
13.3.	Change of Address; Etc.		70

ARTICLE XIV. COUNTERPARTS; INTEGRATION; EFFECTIVENESS;
ELECTRONIC EXECUTION			70
14.1.	Counterparts; Effectiveness		70
14.2.	Electronic Execution of Assignments		71

ARTICLE XV. CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF
JURY TRIAL			70
15.1.	Choice of Law		70
15.2.	Consent to Jurisdiction		71
15.3	Service of Process		71
15.4.	WAIVER OF JURY TRIAL		71

Schedule 1	Eurocurrency Payment Offices of the Agent
Schedule 2	Mandatory Cost
Schedule 2.1	Commitments
Schedule 2.19	Existing Letters of Credit
Schedule 5.7	Litigation
Schedule 5.8	Subsidiaries
Schedule 5.14	Ownership of Properties
Schedule 6.10	Indebtedness
Schedule 6.12	Sale of Assets
Schedule 6.13	Other Investments
Schedule 6.14	Liens
Schedule 6.19	Restrictive Agreements

Exhibit A	Note
Exhibit B	Compliance Certificate
Exhibit C	Assignment and Assumption Agreement
Exhibit D-1	Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

v

AMENDED AND RESTATED
CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of December 18, 2012, is among Kimball International, Inc., the Lenders party hereto and JPMorgan Chase Bank, N.A., as LC Issuer and as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1.    Defined Terms.

As used in this Agreement:

"ABR" or "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2% per annum and (iii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

"ABR Advance" means an Advance which, except as otherwise provided in Section 2.12, bears interest at the ABR plus the Applicable Margin.

"ABR Loan" means a Loan which, except as otherwise provided in Section 2.12, bears interest at the ABR plus the Applicable Margin.

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

"Adjusted LIBO Rate" means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Administrative Agent" and "Agent" means JPMorgan and its affiliates in its capacity as administrative agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Advance" means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period. The term "Advance" shall include Swing Line Loans unless otherwise expressly provided.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Agent" is defined in the definition of "Administrative Agent."

"Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof.

"Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

"Agreed Currencies" means (i) Dollars, (ii) so long as it remains an Eligible Currency, Euros, and (iii) any other Eligible Currency which the Borrower requests the Agent to include as Agreed Currency hereunder and which is acceptable to all of the Lenders and the Agent.

"Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

"Anti-Terrorism Laws" means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

"Applicable Fee Rate" means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment or, with respect to any outstanding Facility LC, the percentage rate per annum of the LC Fee under Section 2.19.4, at such time as set forth in the Pricing Schedule.

"Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

"Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, "Applicable Percentage" shall mean the percentage of the total Commitments (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender's status as a Defaulting Lender at the time of determination."

"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Approximate Equivalent Amount" of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Agent from time to time.

"Arranger" means J.P. Morgan Securities LLC, a Delaware limited liability company, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

"Article" means an article of this Agreement unless another document is specifically referenced.

"Authorized Officer" means any of the President, Chief Financial Officer, Treasurer, and Assistant Treasurer of the Borrower, acting singly; provided, that, two Authorized Officers shall be required for execution of this Agreement or any amendment, modification or extension of this Agreement.

"Available Aggregate Commitment" means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

"Banking Services" means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, "commercial credit cards" and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
"Banking Services Obligations" means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

"Bankruptcy Event" means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

"Beneficial Owner" means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

"Blocked Person" means a Person that is:

(i)    listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(iii)     a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224;
(v)    a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or
(vi)    a Person or entity who is affiliated with a Person or entity listed above.

"Borrower" means Kimball International, Inc., an Indiana corporation, and its successors and assigns.

"Borrowing Date" means a date on which an Advance is made hereunder.

"Borrowing Notice" is defined in Section 2.9.

"Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market (and, if the Advances are denominated in Euros, any day TARGET payment system is open for settlement of payments), and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

"Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

"Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) investments included in the Investment Guidelines, and (v) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than the Family Group, of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group, other than the Family Group.

"Change in Law" means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the LC Issuer (or, for purposes of Section 3.1(b), by any lending office of such Lender or by such Lender's or the LC Issuer's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.

"Class", when used in reference to any Loan, refers to whether such Loan, or the Loans are Revolving Loans or Swing Line Loans.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Collateral" means any and all property owned by a Person covered by the Collateral Documents.

"Collateral Documents" means each Pledge Agreement, in the form prescribed by the Agent, duly executed by Borrower and certain of the Borrower's Subsidiaries to the Agent for the benefit of the Lenders to secure the Obligations, constituting a first priority pledge of 65% of the capital stock of the Borrower's non-U.S. Subsidiaries (other than an Exempt Foreign Subsidiary) now or hereafter directly owned by the Borrower or the Borrower's Subsidiaries, including any amendment or modification thereof.

"Collateral Shortfall Amount" is defined in Section 8.1.

"Commitment" means, for each Lender, the commitment of such Lender to make Revolving Loans, and to acquire participations in Facility LCs and Swing Line Loans hereunder, in Agreed Currencies in the Equivalent Amounts not exceeding the amount set forth on Schedule 2.1, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

"Computation Date" is defined in Section 2.2.

"Consolidated EBIT" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, and (iii) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

"Consolidated EBITDA" means Consolidated EBIT plus, to the extent deducted from revenues in determining Consolidated Net Income, depreciation and amortization of the Borrower and its Subsidiaries determined on a consolidated basis.

"Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

"Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

"Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

"Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

"Consolidated Total Capitalization" means at any time the sum of Consolidated Indebtedness and Consolidated Net Worth, each calculated at such time.

"Contingent Obligation" of a Person means, without duplication, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take‑or‑pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

"Conversion/Continuation Notice" is defined in Section 2.10.

"Credit Extension" means the making of an Advance or the issuance of a Facility LC hereunder.

"Credit Extension Date" means the Borrowing Date for an Advance or the issuance date for a Facility LC.

"Credit Party" means the Administrative Agent, the LC Issuer, the Swing Line Lender or any other Lender.

"Default" means an event described in Article VII.

"Defaulting Lender" means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility LCs or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Facility LCs and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event.

"Dollar Amount" of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in Dollars of such amount if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.2.

"Dollars" and "$" shall mean the lawful currency of the United States of America.

"Eligible Currency" means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Agent, no longer readily available or freely traded or (z) in the determination of the Agent, an Equivalent Amount of such currency is not readily calculable, the Agent shall promptly notify the Lenders and the Borrower, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Agent, the Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"Equivalent Amount" of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

"Euro" and/or "EUR" means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

"Eurocurrency" means any Agreed Currency.

"Eurocurrency Advance" means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate.

"Eurocurrency Loan" means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate.

"Eurocurrency Payment Office" of the Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Agent specified as the "Eurocurrency Payment Office" for such currency in Schedule 1 hereto or such other office, branch, affiliate or correspondent bank of the Agent as it may from time to time specify to the Borrower and each Lender as its Eurocurrency Payment Office.

"Eurocurrency Rate" means, with respect to a Eurocurrency Advance in Dollars for the relevant Interest Period, the sum of (i) the Eurocurrency Reference Rate applicable to such Interest Period, multiplied by the Statutory Reserve Rate applicable to such Interest Period, plus (ii) the Applicable Margin, and with respect to a Eurocurrency Advance denominated in any Agreed Currency other than Dollars for the relevant Interest Period, the sum of (i) the Eurocurrency Reference Rate applicable to such Interest Period, plus (ii) the Applicable Margin, plus (iii) Mandatory Cost.

"Eurocurrency Reference Rate" means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars or other Agreed Currencies and for Euros, the rate of deposit sponsored by the European Banking Federation as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (other than an Agreed Currency for British Pound Sterling which will be determined on the first day of such Interest Period), and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to the Agent, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan or one of its Affiliate banks offers to place deposits in U.S. dollars or Euros or other Agreed Currencies with first‑class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (other than an Agreed Currency for British Pound Sterling which will be determined on the first day of such Interest Period), in the approximate amount of JPMorgan's relevant Eurocurrency Loan and having a maturity equal to such Interest Period.

"Excluded Taxes" means, with respect to the Borrower under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FACTA) on such date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender's failure to comply with Section 2.17(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 3.4(a).

"Exempt Foreign Subsidiary" means as of any date of determination, a non-U.S. Subsidiary which the Required Lenders have agreed, in writing, prior to such date, to exempt from the requirements of pledging its capital stock (or other ownership interest) to the Agent; provided, however, such entity shall cease to be an Exempt Foreign Subsidiary upon 30 days written notice from the Required Lenders or the Agent to the Borrower. As of the Closing Date, flexcel-Mexicali, S.A. de C.V., Kimball Pozman Sp. Z o.o. and Kimball Electronics (Nanjing) Co., Ltd. are each an Exempt Foreign Subsidiary.

"Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

"Facility LC" is defined in Section 2.19.1 and also includes the letters of credit set forth on Schedule 2.19.

"Facility LC Application" is defined in Section 2.19.3.

"Facility LC Collateral Account" is defined in Section 2.19.11.

"Facility Termination Date" means December 18, 2017, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

"Family Group" means all Persons who are members of the combined, extended families of Mr. Arnold Habig and Mr. Herbert Thyen, both of Dubois County, Indiana, including, but not limited to:

(i)    the spouses of Mr. Habig and Mr. Thyen;
(ii)    the descendants, no matter the degrees of relationship, of Mr. Habig and Mr. Thyen;
(iii)    the nieces and nephews, no matter the degrees of relationship, of Mr. Habig and Mr. Thyen;
(iv)    in-laws of Mr. Habig and Mr. Thyen;
(v)    the in-laws of any Person who is a member of (i), (ii) or (iii) above;
(vi)    any trust created for the benefit of a Person described in (i), (ii), (iii), (iv) or (v) above; and
(vii)    a corporation all of the outstanding capital stock of which is owned by, or a partnership all of the partners of which are, or any other organization all of the members of which are, members of the Family Group.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

"Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business

Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity having executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any other successor or similar authority to any of the foregoing).

"Guarantor" means each U.S. domestic Subsidiary of Borrower (other than a Restricted Subsidiary), now or hereafter existing, and its successors and assigns.

"Guaranty" means each Subsidiary Guaranty, in the form prescribed by the Agent, executed by a Guarantor in favor of the Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.

"Indebtedness" of a Person means, without duplication, such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, (viii) reimbursement or other obligations in connection with Letters of Credit, (ix) obligations in connection with Sale and Leaseback Transactions and (x) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

"Indemnified Taxes" means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

"Information Memorandum" means the Confidential Information Memorandum dated November, 2012 relating to the Borrower and the transactions contemplated by this Agreement.

"Interest Period" means, with respect to any Eurocurrency Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Advance only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Advance that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of an Advance initially shall be the date on which Advance is made and, in the case of a Revolving Loan Advance, thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

"Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

"Investment Guidelines" means the Borrower's existing Investment Guidelines dated March 27, 2007 as in effect as of the date hereof, and any amendments or modifications thereto that are approved by the Borrower's chief financial officer with the written consent of the Required Lenders.

"IRS" means the United States Internal Revenue Service.

"JPMorgan" means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility LCs at such time plus (b) the aggregate amount of all Reimbursement Obligations that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

"LC Fee" is defined in Section 2.19.4.

"LC Issuer" means JPMorgan (or any subsidiary or affiliate of JPMorgan designated by JPMorgan) in its capacity as issuer of Facility LCs hereunder. The LC Issuer may, in its discretion, arrange for one or more Facility LCs to be issued by Affiliates of the LC Issuer, in which case the term "LC Issuer" shall include any such Affiliate with respect to Facility LCs issued by such Affiliate.

"LC Obligations" means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

"LC Payment Date" is defined in Section 2.19.5.

"Lender Parent" means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

"Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term "Lenders" includes JPMorgan in its capacity as Swing Line Lender.

"Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent with respect to each Agreed Currency listed on the signature pages hereof or on the administrative information sheets provided to the Agent in connection herewith or otherwise selected by such Lender or the Agent pursuant to Section 2.18.

"Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

"Leverage Ratio" means, as of any date of determination, the ratio of (i) Consolidated Indebtedness outstanding on such date to (ii) Consolidated EBITDA on such date.

"LIBO Rate" means, for purposes of determining the Adjusted LIBO Rate for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page of such page, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

"Lien" means any lien (statutory or other), mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Loan" means a Revolving Loan or a Swing Line Loan.

"Loan Documents" means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.24, the Fee Letter, any Guaranty, any Collateral Documents, and any other documents or instruments now or hereafter executed and delivered by or on behalf of a Loan Party to any Lender or the Agent to evidence, govern or secure the Obligations.

"Loan Party" means Borrower and each Guarantor.

"Mandatory Cost" shall be determined as set forth on Schedule 2 hereto.

"Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuer or the Lenders thereunder.

"Material Indebtedness" means Indebtedness in an outstanding principal amount of $10,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

"Material Indebtedness Agreement" means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

"Modify" and "Modification" are defined in Section 2.19.1.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

"National Currency Unit" means the unit of currency (other than a Euro unit) of each member state of the European Union that participates in the third stage of Economic and Monetary Union.

"Non-U.S. Lender" means a Lender that is not a U.S. Person.

"Note" is defined in Section 2.24.

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, Banking Services Obligations, Rate Management Obligations of Borrower owed to a Lender or an affiliate of a Lender, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan Document).

"Other Taxes" means any present or future stamp, court, documentary intangible, recording, filing or similar other excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.21(b)).

"Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

"Participants" is defined in Section 12.2.1.

"Payment Date" means the last day of each calendar quarter.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prior Credit Agreement" is defined in Section 2.23.

"Pricing Schedule" means the Schedule attached hereto identified as such.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan or its Lender Parent as its prime rate in effect at its principal office in New York City (which is not necessarily the lowest rate charged to any customer); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the Aggregate Commitment.

"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

"Purchasers" is defined in Section 12.3.1.

"Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of Swap Agreement transaction.

"Recipient" means, as applicable, (a) the Agent, (b) any Lender and (c) the LC Issuer.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

"Required Lenders" means Lenders (other than Defaulting Lenders) in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least a majority of the Aggregate Outstanding Credit Exposure.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

"Restricted Subsidiary" means as of any date of determination, a U.S. Subsidiary of the Borrower which (a) is inactive as of such date and has total assets of less than $10,000 as of such date, determined in accordance with GAAP, or (b) is an Exempt Foreign Subsidiary; provided, however, if any entity identified in clause (a) above hereafter becomes active or acquires total assets of $10,000 or more, such entity shall cease to be a Restricted Subsidiary.

"Revolving Loan" means, with respect to a Lender, such Lender's loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

"S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

"Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

"Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

"Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Eurocurrency Reference Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

"Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries on a cumulative basis.

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

"Swing Line Borrowing Notice" is defined in Section 2.5.2.

"Swing Line Commitment" means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

"Swing Line Exposure" means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total Swing Line Exposure at such time.

"Swing Line Lender" means JPMorgan or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

"Swing Line Loan" means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.5.

"TARGET" means the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilizes interlinked national real time gross settlement systems and the European Central Bank's payment mechanism and which began operations on January 4, 1999.

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority.

"Transferee" is defined in Section 12.4.

"Type" means, with respect to any Advance, its nature as an ABR Advance or a Eurocurrency Advance and with respect to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

"Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

"Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

"U.S. Person" means a "United States person" within the meaning of Section 7701(a)(30) of the Code.

"U.S. Tax Certificate" has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

"Withholding Agent" means the Borrower and the Administrative Agent.

"Wholly‑Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly‑Owned Subsidiaries of such Person, or by such Person and one or more Wholly‑Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2.    Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Eurocurrency Revolving Loan").

1.3.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at "fair value", as defined therein.

ARTICLE II

THE CREDITS

2.1.    Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Revolving Loans to the Borrower in Agreed Currencies from time to time in Dollar Amounts, provided that all ABR Loans shall be made in Dollars, and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender's Outstanding Credit Exposure shall not exceed its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loans at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

2.2.    Determination of Dollar Amounts; Required Payments; Termination. (i) The Agent will determine the Dollar Amount of:

(a)	each Advance as of the date three Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, and

(b)	all outstanding Advances on and as of the last Business Day of each calendar quarter and on any other Business Day elected by the Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Agent determines Dollar Amounts as described in the preceding clauses (a) and (b) is herein described as a "Computation Date" with respect to each Advance for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Advances (calculated, with respect to those Advances denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Advance) exceeds the Aggregate Commitment, the Borrower shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess.

(ii)    The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3.    Ratable Loans. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.4.    Types of Advances. The Advances may be ABR Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10, or Swing Line Loans selected by the Borrower in accordance with Section 2.5.

2.5.     Swing Line Loans.

2.5.1.    Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower in Dollars from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender's Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender's Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

2.5.2.    Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a "Swing Line Borrowing Notice") not later than noon (Chicago, Illinois time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the ABR.

2.5.3.    Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago, Illinois time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Agent's aforesaid address.

2.5.4.    Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the 10th Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the 10th Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago, Illinois time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.5.4 shall initially be ABR Loans and thereafter may be continued as ABR Loans or converted into Eurocurrency Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender's obligation to make

Revolving Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.6.    Commitment Fee; Reductions in Aggregate Commitment. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. Swing Line Loans shall not count as usage of any Lender's Commitment for the purpose of calculating the commitment fee due hereunder. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000 (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), upon at least five Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal Dollar Amount of the outstanding Advances. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder. For purposes of calculating the commitment fee hereunder, the principal amount of each Advance made in an Agreed Currency other than Dollars shall be at any time the Dollar Amount of such Advance as determined on the most recent Computation Date with respect to such Advance.

2.7.    Minimum Amount of Each Advance/Maximum Number of Eurocurrency Advances. Each Eurocurrency Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof) (or the Approximate Equivalent Amounts if denominated in an Agreed Currency other than Dollars), and each ABR Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $250,000 (and in multiples of $50,000 if in excess thereof), provided, however, that any ABR Advance may be in the amount of the unused Aggregate Commitment. Notwithstanding anything contained herein, not more than eight Eurocurrency Advances may be outstanding at any one time.

2.8.    Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding ABR Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $250,000 or any integral multiple of $50,000 in excess thereof, any portion of the outstanding ABR Advances (other than Swing Line Loans) upon two Business Days' prior notice to the Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Chicago, Illinois time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.3 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof (or the Approximate Equivalent Amounts if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurocurrency Advances upon three Business Days' prior notice to the Agent, provided that four Business Days' prior written notice to the Agent is required for a prepayment of any Agreed Currency other than Dollars.

2.9.    Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. (Chicago, Illinois time) on the Borrowing Date of each ABR Advance (other than a Swing Line Loan), and not later than 10:00 a.m. (Chicago, Illinois time) at least three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and four business days before the Borrowing Date for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying:

(i)    the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)    the aggregate amount of such Advance,

(iii)    the Type of Advance selected, and

(iv)    in the case of each Eurocurrency Advance, the Interest Period and the Agreed Currency applicable thereto.

Not later than 3:00 p.m. (Chicago, Illinois time) for Dollars and not later than 12:00 p.m. (London time) for Euros and other Agreed Currencies on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

2.10.    Conversion and Continuation of Outstanding Advances. ABR Advances (other than Swing Line Loans) shall continue as ABR Advances unless and until such ABR Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:

(i)    each such Eurocurrency Advance denominated in Dollars shall be automatically converted into an ABR Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Agent a Conversion Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into an ABR Advance; and

(ii)    each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.

Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an ABR Advance (other than a Swing Line Loan) into a Eurocurrency Advance in Dollars. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an ABR Advance into a Eurocurrency Advance in Dollars or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Chicago, Illinois time) at least three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or at least four Business Days, in the case of a continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying:

(i)    the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)    the Agreed Currency, the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)    the amount of such Advance which is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.

2.11.    Changes in Interest Rate, etc. Each ABR Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into an ABR Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the ABR for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the ABR for such day. Changes in the rate of interest on that portion of any Advance maintained as an ABR Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurocurrency Advance based upon the Borrower's selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.12.    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9, 2.10 or 2.11, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each ABR Advance shall bear interest at a rate per annum equal to the ABR in effect from time to time plus 2% per annum and the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

2.13.    Method of Payment. (i) Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made or, where such currency has converted to Euro, in the Euro. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at (except as set forth in the next sentence) the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans and except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. All payments to be made by the Borrower hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at, (a) with respect to ABR Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender and (b) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrower at the address of the Agent's Eurocurrency Payment Office for such currency. The Agent is hereby authorized to charge the account of the Borrower maintained with JPMorgan for each payment of principal, interest and fees as it becomes due hereunder. Each reference to the Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.19.6.

(ii)    Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the "Original Currency") no longer exists or the Borrower is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations. For purposes of this Section 2.13(ii), the commencement of the third stage of European Economic and Monetary Union shall not constitute the imposition of currency control or exchange regulations.

(iii)    If any Advance is capable of being made in either the Euro or in a National Currency Unit, such Advance shall be made in the Euro.

2.14.    Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (i) if such Loan is denominated in Dollars, not later than noon, Chicago, Illinois time, in Federal or other funds immediately available to the Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIII and, (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than noon, local time, in the city of the Agent's Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Agent's Eurocurrency Payment Office for such currency. Unless the Agent determines that any applicable condition specified in Article IV has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address. Notwithstanding the foregoing provisions of this Section 2.14, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

2.15.    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances in Dollars only, and Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. Each Borrowing Notice and Continuation Notice for an Agreed Currency other than Dollars must be in writing. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.16.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each ABR Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest, commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on any Loans denominated in British Pounds Sterling which shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.17.    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.18.    Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.19.    Facility LCs.

2.19.1    Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit in Dollars (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $30,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiration date later than eighteen months after its issuance and any Facility LC having an expiration date beyond the Facility Termination Date must be fully collateralized by cash in the Facility LC Collateral Account not later than 30 days prior to the Facility Termination Date.

2.19.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.19.3. Notice. Subject to Section 2.19.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago, Illinois time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiration date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a "Facility LC Application"). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.19.4. LC Fees. The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, (i) with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Fee Rate in effect from time to time on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on each Payment Date, and (ii) with respect to each commercial Facility LC, a one-time letter of credit fee in an amount equal to the LC Issuer's standard fee then in effect for commercial letters of credit (or, with respect to a Modification of any such commercial Facility LC which increases the stated amount thereof, such increase in the stated amount) thereof, such fee to be payable on the date of such issuance or increase (each such fee described in this sentence an "LC Fee"). The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount to be agreed upon between the LC Issuer and the Borrower, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer's standard schedule for such charges as in effect from time to time.

2.19.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the "LC Payment Date"). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender's Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer's demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago, Illinois time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to ABR Advances.

2.19.6. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not special, indirect, consequential or punitive) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to ABR Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to ABR Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.19.7. Obligations Absolute. The Borrower's obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section

2.19.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.

2.19.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.19.9. Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.19.10. Lenders' Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

2.19.11. Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the "Facility LC Collateral Account") at the Agent's office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding 30 days. Nothing in this Section 2.19.11 shall either obligate the Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1 and Section 2.19.1.

2.19.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.20.    Non‑Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, (A) for Loans in Dollars, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan, and (B) for Loans in Agreed Currencies other than Dollars, the applicable Eurocurrency Reference Rate plus the Agent's overdraft cost, or (y) in the case of payment by the Borrower, (A) for Loans in Dollars, the interest rate applicable to the relevant Loan, and (B) for Loans in Agreed Currencies other than Dollars, the applicable Eurocurrency Reference Rate plus the Agent's overdraft cost.

2.21.    Mitigation Obligations; Replacement of Lenders.    (a)  If any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.3), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the LC Issuer), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Reimbursement Obligations and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.4, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.22    Increase in Aggregate Commitment. If no Default shall have occurred and be continuing at such time, the Borrower may, if it so elects, subject to customary conditions, request an increase of the Revolving Credit Facility by up to $40,000,000 (not to exceed a total of $115,000,000) by obtaining one or more commitments from one or more Lenders or other entities with the written consent of the Agent, but without the consent of any other Lenders. Upon execution and delivery by the Borrower and such Lender or other entity of an instrument of assumption in form and amount reasonably satisfactory to the Agent, such existing Lender shall have a Commitment as therein set forth or such other entity shall become a Lender with a Commitment as therein set forth and all the rights and obligations of the Lender with such a Commitment hereunder; provided that (i) the Borrower shall provide prompt notice of such increase to the Agent, which shall promptly notify the other Lenders, (ii) the aggregate amount of each such increase which is effective on any day shall be at least $5,000,000, (iii) the Aggregate Commitment shall at no time exceed $115,000,000, (iv) the Agent shall have consented in writing, (v) not more than 2 Aggregate Commitment increases may be issued in any calendar year, and (vi) a Person becoming a Lender with a Commitment or a Lender increasing its Commitment, as appropriate, shall have received any required customary closing conditions, including, without limitation, the Borrower's authorizing resolutions and opinions of counsel. Any request received by the Agent from the Borrower to increase the Aggregate Commitment shall be delivered to each Lender and shall be implemented by one or more existing Lenders agreeing to increase their Commitments or by a Person agreeing to become a Lender with a Commitment; provided that no Lender shall have any obligation to increase its Commitment but each Lender shall have the right to elect to increase its Commitment in its sole discretion pro rata with any other one or more Persons agreeing to become a Lender hereunder or by any combination of the foregoing, as determined by the Agent in consultation with the Borrower. An increase in the Aggregate Commitment and any amendments to the Credit Agreement to evidence such increase shall not require the consent of any Lender not participating in such increase.

2.23    Amendment and Restatement. This Agreement amends and restates the Credit Agreement dated April 23, 2008 among the Borrower, the lenders party thereto and the Agent (the "Prior Credit Agreement"). All Advances and Letters of Credit outstanding under the Prior Credit Agreement shall constitute Advances and Letters of Credit under this Agreement and all fees and other obligations accrued under the Prior Credit Agreement will continue to accrue and be paid under this Agreement under the terms of this Agreement. The Advances and other obligations pursuant hereto are issued in exchange and replacement for the Advances and other obligations under the Prior Credit Agreement, and shall not be a novation or satisfaction thereof. The Lenders acknowledge and agree that such transfers of rights and interests under the Loan Documents shall take place among the Lenders as of the effective date of this Agreement to give effect to Commitments set forth on Schedule 2.1.

2.24    Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit A, with appropriate changes for notes evidencing Swing Line Loans (each a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.25.    Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the Borrower, then the Agent shall forthwith give notice thereof to the Borrower and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as ABR Loans, unless the Borrower notifies the Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.

2.26. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent's main office on the Business Day preceding that on which final, non‑appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrower.

2.27. Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Rate Management Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Rate Management Obligations.

The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 11.3(b), such Banking Services Obligations and/or Rate Management Obligations will be placed.

ARTICLE III

INCREASED COSTS; TAXES; DEFAULTING LENDER PROVISIONS

3.1.    Increased Costs. (a)  If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurocurrency Rate) or the LC Issuer; or

(ii)    impose on any Lender or the LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Facility LC or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the LC Issuer of participating in, issuing or maintaining any Facility LC or to reduce the amount of any sum received or receivable by such Lender or the LC Issuer hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the LC Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the LC Issuer's capital or on the capital of such Lender's or the LC Issuer's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Facility LCs held by, such Lender, or the Facility LCs issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender's or the LC Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the LC Issuer's policies and the policies of such Lender's or the LC Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender's or the LC Issuer's holding company for any such reduction suffered.

(c)  A certificate of a Lender or the LC Issuer setting forth the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the LC Issuer's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the LC Issuer pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the LC Issuer's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.2.    Availability of Types of Advances. If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to ABR Advances, subject to the payment of any funding indemnification amounts required by Section 3.3.

3.3.    Funding Indemnification. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

3.4.    Taxes. (a)  Withholding Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant

Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by any Loan Party shall be increased as necessary so that net of such withholding (including withholding applicable to additional amounts payable under this Section) the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient or Beneficial Owner and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section shall be paid within 10 days after the Agent or the Borrower (as applicable) delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Agent or the Borrower (as applicable). Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(f)(ii)(A) through (E) below) shall not be required if in the

Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 3.4(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Agent (in such number of copies reasonably requested by the Borrower and the Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;
(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit D (a "U.S. Tax Certificate") to the effect that such Lender is not (a) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (b) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.4(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including additional amounts paid pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything herein to the contrary in this Section 3.4(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.4(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.4(g).shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party's obligations under this Section 3.4 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.
(i) LC Issuer. For purposes of Section 3.4(e) and (f), the term "Lender" includes the LC Issuer.

3.5.    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.4 or to avoid the unavailability of Eurocurrency Advances under Section 3.2, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.3 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.6.    Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.6;
(b)the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)if any Swing Line Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swing Line Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders' Outstanding Credit Exposure does not exceed the total of all non-Defaulting Lenders' Commitments and (y) the conditions set forth in Section 4.2 are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the LC Issuer only the Borrower's obligations corresponding to such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.19.11 for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.19.14 with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.6 and Section 2.19.4 shall be adjusted in accordance with such non-Defaulting Lenders' Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender's LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the LC Issuer or any other Lender hereunder, all and letter of credit fees payable under Section 2.19.4 with respect to such Defaulting Lender's LC Exposure shall be payable to the LC Issuer until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless it is satisfied that the related exposure and the Defaulting Lender's then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 3.6(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Facility LC shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.6(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or the LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless the Swing Line Lender or the LC Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lender or the LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Agent, the Borrower, the Swing Line Lender and the LC Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.    Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder until satisfaction of the following conditions precedent (unless waived in accordance with Section 8.2):

(i)    The Agent shall have received copies of the articles or certificate of incorporation of each Loan Party, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Agent or any Lender to verify the identity of Borrower as required by Section 326 of the USA PATRIOT Act.

(ii)    The Agent shall have received copies, certified by the Secretary or Assistant Secretary of each Loan Party, of its by‑laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Loan Party, is a party.

(iii)    The Agent shall have received an incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Loan Party authorized to sign the Loan Documents it is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)    The Agent shall have received a certificate, signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

(v)    The Agent shall have received a written opinion of the Loan Parties' counsel, addressed to the Lenders, in form and substance acceptable to the Lenders.

(vi)    Lender shall have received any Note requested by a Lender pursuant to Section 2.24 payable to the order of each such requesting Lender.

(vii)    The Agent shall have received all fees and other amounts due and payable on or prior to the initial Credit Extension Date.

(viii)    Each of the Loan Documents shall have been duly executed and delivered by the Loan Parties, to the Agent.

(ix)    The Agent shall have received the original stock certificates of the pledged securities required by the Collateral Documents, endorsed in blank.

(x)    The Lenders shall have received the Borrower's audited June 30, 2012 financial statements and the Borrower's September 30, 2012 financial statements.

(xi)    The Agent shall have received satisfactory return after search in accordance with the Uniform Commercial Code or the applicable law in such governmental offices as the Agent shall have deemed appropriate.

(xii)    The Lenders shall have received such other documents as any Lender or its counsel may have reasonably requested.

4.2.    Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)    There exists no Default or Unmatured Default.

(ii)    The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)    All legal matters incident to the making of such Credit Extension Date shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.    Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2.    Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

5.3.    No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by‑laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.    Financial Statements. The June 30, 2012 and September 30, 2012 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5.    Material Adverse Change. Since June 30, 2012 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6.    Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended June 30, [2005]. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7.    Litigation and Contingent Obligations. Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.7, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8.    Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non‑assessable.

5.9.    ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $10,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $10,000,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10.    Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11.    Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12.    Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13.    Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14.    Ownership of Properties. Except as set forth on Schedule 5.14, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.14, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Subsidiaries.

5.15.    Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16.    Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the transactions contemplated by this Agreement.

(b)  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

5.17.    Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

5.18.    Post‑Retirement Benefits. The present value of the expected cost of post‑retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed $7,500,000.

5.19.    Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum as of the date of this Agreement nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.20.    Anti-Terrorism Laws. No Loan Party is or shall be: (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, (iii) a Blocked Person, or (iv) otherwise in violation of any Anti-Terrorism Law.

ARTICLE VI

COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Facility LCs shall have expired or terminated, in each case, without any pending draw, and all Reimbursement Obligations shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

6.1.    Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(i)    Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by Deloitte & Touche, Ernst & Young, KPMG or PricewaterhouseCoopers (and their respective successors) or other independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

(ii)    Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii)    Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)    As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(v)    As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the

Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vi)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(vii)    Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(viii)    Such other information (including non‑financial information) as the Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.

6.2.    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Unmatured Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of its chief financial officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3.    Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including acquisitions. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

6.4.    Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner, including through permitted joint venture Investments, and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5.    Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6.    Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on substantially all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7.    Compliance with Laws. The Borrower will, and will cause each Subsidiary to, materially comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws.

6.8.    Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, provided that the Borrower may discontinue operations in the ordinary course of business.

6.9.    Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.

6.10.    Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i)    The Loans and the Reimbursement Obligations, including Loans made hereunder pursuant to any increase in the Aggregate Commitment in accordance with Section 2.22.

(ii)    Indebtedness existing on the date hereof and described in Schedule 6.10.

(iii)    Indebtedness owed to the Borrower by a Guarantor or by a non-U.S. Subsidiary (other than a Restricted Subsidiary), of which the Borrower or a Subsidiary of the Borrower has granted a first priority pledge of 65% of such non-U.S. Subsidiary's capital stock to the Agent pursuant to the Collateral Documents.

(iv)    Other Indebtedness of the Borrower outstanding at any time not exceeding the sum of (a) $100,000,000, minus (b) the then outstanding principal balance of Indebtedness permitted under Section 6.10(v).

(v)     Other Indebtedness of the Borrower's Subsidiaries not exceeding in the aggregate outstanding at any time an amount equal to 20% of Borrower's Consolidated Net Worth.

6.11.    Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly‑Owned Subsidiary and except as provided in Sections 6.13(v) and (vi).

6.12.    Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(i)    Sales of inventory in the ordinary course of business.

(ii)    Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the period commencing on the date of this Agreement and ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

(iii)    As described in Schedule 6.12.

6.13.    Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)    Cash Equivalent Investments.

(ii)    Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.13.

(iii)    Investments by the Borrower in and to the Guarantors, and Investments by the Borrower in and to non-U.S. Subsidiaries, of which the Borrower or a Subsidiary of the Borrower has granted a first priority pledge of 65% of such non-U.S. Subsidiary's capital stock to the Agent pursuant to the Collateral Documents if required under Section 6.17 hereof, and Investments by the Borrower in U.S. Subsidiaries that are not Guarantors if the Required Lenders have not required such U.S. Subsidiary to be a Guarantor in accordance with Section 6.17 hereof.

(iv)    Any other Investments by the Borrower not exceeding $50,000,000 in the aggregate outstanding at any time.

(v)    Acquisitions by the Borrower or a Subsidiary of the Borrower on the conditions that: (a) in the event of a merger, the Borrower or the Subsidiary is the legal surviving corporation; (b) no Default or Unmatured Default has occurred and is continuing at the time of such Acquisition or will result or occur after the consummation of such Acquisition; (c) the entity or business acquired is substantially in the same field or enterprise as presently conducted by the Borrower or its Subsidiaries; and (d) the aggregate amount of consideration (including, without limitation, all direct payments, all earnout and other deferred payments, and all Indebtedness assumed or incurred and any other form of consideration) paid or payable for such Acquisition or Investment does not exceed in the aggregate an amount equal to $25,000,000.

(vi)    Acquisitions by the Borrower or a Subsidiary of the Borrower having an aggregate amount of consideration (including, without limitation, all direct payments, all earnout and other deferred payments, and all Indebtedness assumed or incurred and any other form of consideration) paid or payable for such Acquisition in excess of $25,000,000 but less than $125,000,000 on the conditions that: (a) in the event of a merger, the Borrower or the Subsidiary is the legal surviving corporation; (b) no Default or Unmatured Default has occurred and is continuing at the time of such Acquisition or will result or occur after the consummation of such Acquisition; (c) the Agent receives prior notice of all material details of such Acquisition or Investment, and the entity or business acquired is substantially in the same field or enterprise as presently conducted by the Borrower or its Subsidiaries; (d) the Borrower provides satisfactory written evidence to the Agent that the Borrower's ratio of Consolidated Indebtedness to Consolidated EBITDA, calculated on a pro forma basis for the prior 12 month period giving effect to the consummation of such Acquisition, is less than or equal to 2.25 to 1.0; and (e) the Agent receives satisfactory evidence that the board of directors of the target entity, in the case of a corporation, or the members or managers (as applicable) of the target entity, in the case of a limited liability company, have approved the subject Acquisition.

(vii)    Other Acquisitions and Investments approved in writing by the Required Lenders.

6.14.    Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)    Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)    Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)    Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v)    Liens on Property of the Borrower or any of its Subsidiaries created solely for the purpose of securing purchase money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount not to exceed 10% of the Borrower's total assets at any one time outstanding, representing or incurred to finance, refinance or refund the purchase price of the Property, provided that no such Liens shall extend to or cover other Property of the Borrower or such Subsidiary so acquired, and the principal amount of Indebtedness secured by such Lien shall at not time exceed the original purchase price of the Property.

(vi)    Liens existing on the date hereof and described in Schedule 6.14 and future Liens, provided that the aggregate Indebtedness securing such existing and future Liens does not exceed $10,000,000 in the aggregate outstanding at any time.

(vii)    Liens in favor of the Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

6.15.    Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms‑length transaction.

6.16.    Rate Management Obligations. The Borrower will not, nor will it permit any Subsidiary to, incur Rate Management Obligations, other than Rate Management Obligations incurred in connection with interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Borrower or any Subsidiary pursuant to which the Borrower or such Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure.

6.17.    Addition of Guarantors; Addition of Pledged Stock. Borrower shall give the Agent and the Lenders written notice as soon as practicable of the initial capitalization or Acquisition of each new Subsidiary, but, in any event, not later than thirty (30) days after such initial capitalization or Acquisition. If the Required Lenders require, at any time, Borrower will cause such new Subsidiary (other than a Subsidiary organized or incorporated outside the United States of America) to execute and deliver to the Agent a Guaranty. Such Guaranty shall be executed and delivered within thirty (30) days of the Required Lenders' request. With delivery to the Agent of such Guaranty, the Borrower shall also furnish, or cause to be furnished, to the Agent (a) copies of the certificate or articles of incorporation of such Guarantor, together with all amendments, and a certificate of good standing or existence, both certified by the appropriate governmental officer in its jurisdiction of incorporation; (b) copies, certified by the Secretary or Assistant Secretary of such Guarantor, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the execution of the Guaranty; (c) an incumbency certificate, executed by the Secretary or Assistant Secretary of such Guarantor, which shall identify by name and title and bear the signature of the officers of such Guarantor authorized to sign the Guaranty; and (d) a favorable written opinion of such Guarantor's counsel, addressed to the Agent in a form acceptable to the Agent, opining (i) as to such Guarantor's existence, (ii) as to such Guarantor's authorization to execute the Guaranty, (iii) as to the enforceability of the Guaranty, and (iv) that the execution and performance of the Guaranty will not conflict with or result in a breach under any material contract, indenture, instrument or other agreement by which such Guarantor is bound or to which it is party. If the Required Lenders require, at any time, the Borrower shall within thirty (30) days of its initial capitalization or Acquisition of a non-U.S. Subsidiary (or, if the capital stock of such new non-U.S. Subsidiary is owned by another Subsidiary, shall cause such other Subsidiary to) deliver to the Agent an executed supplement to the existing Collateral Document or a new stock pledge agreement, together with appropriate corporate resolutions, stock certificates, UCC filings or amendments and other documentation, in each case in form and substance reasonably satisfactory to the Agent and the Agent shall be reasonably satisfied that the Agent has a first priority perfected pledge of 65% of the capital stock of such non-U.S. Subsidiary owned by the Borrower and its Subsidiaries.

6.18.    Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans dividends for management or employees of the Borrower and its Subsidiaries, (d) so long as no Default has occurred and is continuing or will result therefrom, the Borrower may declare and pay dividends with respect to its Equity Interests from time to time, and (e) so long as no Default has occurred and is continuing or will result therefrom, the Borrower may repurchase Equity Interests in an aggregate amount not exceeding $25,000,000 during the term of this Agreement.

6.19.    Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.19 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

6.20.    Financial Covenants.

6.20.1. Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, to be greater than 3.00 to 1.00.

6.20.2. Minimum Net Worth. The Borrower will at all times maintain Consolidated Net Worth (excluding accumulated other comprehensive income) of not less than $362,000,000.

6.21.    Anti-Terrorism Laws. No Loan Party shall: (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. The Borrower shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent, in the Administrative Agent's sole discretion, confirming the Borrower's compliance with this Section 6.21.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.    Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made;

7.2.    Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due;

7.3.    The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.18, 6.19 or 6.20;

7.4.    The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within five days after written notice from the Agent or any Lender;

7.5.    Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due;

7.6.    The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7;

7.7.    Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days;

7.8.    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the period commencing on the date of this Agreement and ending with the month in which any such action occurs, constitutes a Substantial Portion;

7.9.    The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith;

7.10.    The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $10,000,000 or any Reportable Event shall occur in connection with any Plan;

7.11.    Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation within five days after the same becomes due;

7.12.    Any Change in Control shall occur;

7.13.    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $5,000,000 per annum;

7.14.    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $10,000,000;

7.15.    The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect;

7.16.    The occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

7.17.    Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect; or

7.18.    Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower shall fail to comply with any of the terms or provisions of any Collateral Document.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.    Acceleration; Facility LC Collateral Account. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount"). If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(ii) If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii) The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

(iv) At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(v) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligations and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2.    Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or Reimbursement Obligations or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 11.3 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the LC Issuer or the Swing Line Lender hereunder without the prior written consent of the Administrative Agent, the LC Issuer or the Swing Line Lender, as the case may be. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3.    Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1.    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5.    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.    Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out‑of‑pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger, the LC Issuer and the Lenders for any costs, internal charges and out‑of‑pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, the Arranger, the LC Issuer and the Lenders, which attorneys may be employees of the Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii) The Borrower hereby further agrees to indemnify the Agent, the Arranger, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, the LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

(iii) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the LC Issuer or the Swing Line Lender under paragraph (i) or (ii) of this Section, each Lender severally agrees to pay to the Administrative Agent, the LC Issuer or the Swing Line Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the LC Issuer or the Swing Line Lender in its capacity as such.

(iv) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by this Agreement, any Loan or Facility LC or the use of the proceeds thereof.

(v) All amounts due under this Section shall be payable promptly after written demand therefor.

9.7.    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Agent or the Required Lenders shall so request, the Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

9.9.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.    Nonliability of Lenders/Mutual Release of Consequential Damages. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Except as expressly provided in this Agreement, neither the Agent, the Arranger, the LC Issuer, any Lender nor the Borrower shall have any liability with respect to, and the Borrower, each Lender, the LC Issuer, the Arranger and the Agent hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by it in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.    Confidentiality. The Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent, the LC Issuer or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that Information as defined in this Section furnished to its pursuant to this Agreement may include material non-public information concerning the Borrower and its Subsidiaries or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Subsidiaries or their respective securities. Accordingly, each Lender represents to the Borrower and the Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

9.12.    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.13.    Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMorgan and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14.    USA PATRIOT ACT NOTIFICATION. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

9.15.    Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated November 6, 2012, or as otherwise agreed from time to time.

ARTICLE X

THE AGENT

Each of the Lenders and the LC Issuer hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the

Lenders, the LC Issuer and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

The Syndication Agent and the Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. J.P. Morgan Securities LLC shall not have any right, power, obligation, liability, responsibility or duty under this Agreement.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.3 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

11.3.    Application of Payments. Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (ii) after a Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the LC Issuer from the Borrower (other than in connection with Banking Services or Rate Management Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Rate Management Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and Reimbursement Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, sixth to payment of any amounts owing with respect to Banking Services and Rate Management Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.27, and seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 3.3. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.    Participations.

12.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3. Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.3, 3.4, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.4 to the same extent as if it were a Lender.

12.3.    Assignments.

12.3.1.    Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the assignment.

12.3.2.    Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. The consent of the LC Issuer shall be required prior to an assignment of a Revolving Commitment becoming effective unless the Purchaser is a Lender with a Revolving Commitment. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3.    Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.4.    Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

12.4.    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5.    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.4(iv).

ARTICLE XIII

NOTICES

13.1.    Notices Generally Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (ii) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(a)	if to the Borrower or any Loan Party, to the Borrower at:

1600 Royal Street
Jasper, Indiana 47549
Attention: Chief Financial Officer
Telephone:     (812) 482-1600
FAX:        (812) 482-8060

(b)	if to the Agent, LC Issuer or Swing Line Lender, to JPMorgan at:

1 East Ohio Street, IN1-0046
Indianapolis, Indiana 46277
Attention: Randall K. Stephens
Telephone:     (317) 767-8324
FAX:        (317) 767-8007

(c)	if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (ii) below, shall be effective as provided in said paragraph (ii).

13.2.    Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

13.3.    Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2    Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.    Choice of Law. The loan documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with the internal laws (but without regard to the conflict of laws provisions) of the State of Indiana, but giving effect to federal laws applicable to national banks.

15.2.    Consent to Jurisdiction. The Borrower hereby irrevocably submits to the non‑exclusive jurisdiction of any United States Federal or Indiana State Court sitting in Indianapolis, Indiana in any action or proceeding arising out of or relating to any loan documents and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein shall limit the right of the agent, the LC Issuer or any lender to bring proceedings against the Borrower in the courts of any other jurisdiction. Any judicial proceeding by the Borrower against the agent, the LC issuer or any lender or any affiliate of the agent, the LC issuer or any lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any loan document shall be brought only in a court in Indianapolis, Indiana.

15.3.    Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.1.

15.4.    WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Agent have executed this Agreement as of the date first above written.

[This Space Intentionally Left Blank]

SIGNATURE PAGE OF
KIMBALL INTERNATIONAL, INC.
TO THE AMENDED AND RESTATED CREDIT AGREEMENT

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider
Robert F. Schneider, Executive Vice
President and Chief Financial Officer

By:	/s/ R. Gregory Kincer
R. Gregory Kincer, Vice President,
Business Development, Treasurer

SIGNATURE PAGE OF
JPMORGAN CHASE BANK, N.A.
TO THE AMENDED AND RESTATED CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.,
Individually, as Agent and as LC Issuer

By:	/s/ Randall K. Stephens
Randall K. Stephens

Title:	Senior Vice President

SIGNATURE PAGE OF
BANK OF AMERICA
TO THE AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF AMERICA, N.A.

By:	/s/ Jamie L. Gilmore
Jamie L. Gilmore

Title:	Assistant Vice President

SIGNATURE PAGE OF
PNC BANK, NATIONAL ASSOCIATION
TO THE AMENDED AND RESTATED CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Richard M. Ellis
Richard M. Ellis

Title:	Executive Vice President

SIGNATURE PAGE OF
HSBC BANK USA, NA
TO THE AMENDED AND RESTATED CREDIT AGREEMENT

HSBC BANK USA, NA

By:	/s/ Graeme Robertson
Graeme Robertson

Title:	Vice President

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status
Eurocurrency Loans	1.00%	1.25%	1.50%
ABR Loans	0%	.25%	.50%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status
Commitment Fee	.20%	.225%	.25%
LC Fee	1.00%	1.25%	1.50%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

"Financials" means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

"Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.25 to 1.00.

"Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 2.00 to 1.0 and the Borrower has not qualified for Level I Status.

"Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Borrower has not qualified for Level I Status or Level II Status.

"Status" means either Level I Status or Level II Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

SCHEDULE 1

EUROCURRENCY PAYMENT OFFICES OF THE AGENT

Currency                    Eurocurrency Payment Office

Dollars                        JPMorgan Chase Bank, N.A.
Chicago, Illinois

Euros                        J.P. Morgan Europe Limited
125 London Wall
London EC2Y 5AJ
Telephone: +44 2077772434
Fax: +44 2077772360

SCHEDULE 2

MANDATORY COST

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.
The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)    in relation to a sterling Loan:
AB+C(B-D)+E x 0.01 per cent. per annum
100 - (A+C)

(b)	in relation to a Loan in any currency other than sterling:
E x 0.01 per cent. per annum.

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.12 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)    the jurisdiction of its Facility Office; and
(b)    any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 2.1

COMMITMENTS

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$30,000,000
Bank of America, N.A.	$20,000,000
PNC Bank, National Association	$15,000,000
HSBC Bank USA, NA	$10,000,000

Total	$75,000,000

SCHEDULE 2.19

EXISTING LETTERS OF CREDIT

Bank Reference	Type	Applicant	Beneficiary	Expiry/Maturity Date	Outstanding Amount
CPCS-635527	Standby	Kimball International Inc	Liberty Mutual Insurance Company	5/15/2013 12:00	$500,000.00
CPCS-635529	Standby	Kimball International Inc	Hongkong And Shanghai Banking	3/31/2013 12:00	$2,700,000.00
CPCS-650278	Standby	Kimball International, Inc.	215 Park Avenue South Associates Lp	1/1/2014 12:00	$189,750.00
CPCS-650281	Standby	Kimball International, Inc.	United States Fidelity And Guaranty	4/15/2013 12:00	$185,000.00
CPCS-650284	Standby	Kimball International, Inc.	Hartford Fire Insurance Company	7/15/2013 12:00	$110,000.00
CPCS-652064	Standby	Kimball International, Inc.	Tampa Electric Company	12/1/2013 12:00	$102,850.00
CTCS-484049	Standby	Kimball International, Inc.	Zurich American Insurance Company	4/30/2013 12:00	$150,000.00
CTCS-484052	Standby	Kimball International, Inc.	The Travelers Indemnity Company	4/1/2013 12:00	$130,000.00
CTCS-650283	Standby	Kimball International, Inc.	Zhangjiagang Daye Hotel Furn Co Ltd	6/28/2013 12:00	$200,000.00

SCHEDULE 5.7

LITIGATION

NONE

SCHEDULE 5.8 and 6.13

SUBSIDIARIES AND OTHER INVESTMENTS
(See Sections 5.8 and 6.13)

Investment In	Jurisdiction of	Owned by	Percent
	Organization		Ownership

Kimball Furniture Group, Inc.	Indiana	Kimball International, Inc.	100%
Kimball Hospitality, Inc.	Indiana	Kimball Furniture Group, Inc.	100%
Kimball Office, Inc.	Indiana	Kimball Furniture Group, Inc.	100%
Kimball Electronics Group, Inc.	Indiana	Kimball International, Inc.	100%
Kimball Electronics, Inc.	Indiana	Kimball Electronics Group, Inc.	100%
National Office Furniture, Inc.	Delaware	Kimball Furniture Group, Inc.	100%
Kimball International Transit, Inc.	Indiana	Kimball International, Inc.	100%
Kepco, Inc.	Indiana	Kimball Furniture Group, Inc.	100%
STW Electronics, Inc.	Indiana	Kimball Electronics, Inc.	100%
Kimball Electronics Poland, Sp. z o.o.	Poland	Kimball Electronics Netherlands B.V.	100%
Kimball Electronics (Thailand) Limited	Thailand	Kimball Electronics Netherlands B.V.	99%
Kimball Electronics (Wales) Limited	Wales	Kimball Electronics, Inc.	100%
Kimball Electronics - Mexico, Inc.	Texas	Kimball Electronics, Inc.	100%
Kimball Electronics Tampa, Inc.	Florida	Kimball Electronics, Inc.	100%
Kimball Electronics (Nanjing) Co., Ltd. *	China	Kimball Electronics Netherlands B.V.	100%
Kimball Electronics Netherlands B.V.	Netherlands	Kimball Electronics, Inc.	100%
Kimball Electronics - Mexico, S.A. de C.V.	Mexico	Kimball International, Inc.and Kepco, Inc.	99%
Kimball Pozman Sp. Z o.o. **	Poland	Kimball Electronics Netherlands B.V.	100%
flexcel - Mexicali S.A. de C.V. **	Mexico	Kepco, Inc.	100%
***

*	In Kimball Electronics (Nanjing) Co., Ltd. Borrower's investment is a combination of $15M contributed in registered capital (equity) and $15M in intercompany debt for a total of $30M.

**	These are non-operating entities that are being held open for tax reasons or other wind-up activities.

***
During fiscal year 2010, the Company purchased convertible debt securities of $2.3 million and stock warrants of $0.4 million of a privately-held company not listed above. During fiscal year 2011, the convertible debt securities experienced an other-than-temporary decline in fair market value resulting in a $1.2 million impairment loss and, upon a qualified financing, were subsequently converted to non-marketable equity securities. The investment in non-marketable equity securities is accounted for as a cost-method investment and is included in the Borrower's Financial Instruments as "Not Carried At Fair Value." The revaluation of stock warrants resulted in a $1.0 million derivative gain as a result of the qualified financing. During fiscal year 2012, the privately-held company experienced delays in their start-up, and therefore initiated another round of financing that the Company chose not to participate in, which resulted in the automatic conversion of preferred shares and warrants to common shares and warrants. Upon the conversion, the equity securities and warrants were revalued, resulting in an impairment loss of $0.7 million on the equity securities and a $0.5 million derivative loss on the stock warrants during fiscal year 2012.

SCHEDULE 5.14, 6.10 and 6.14
INDEBTEDNESS AND LIENS

(See Sections 5.14, 6.10 and 6.14)

Maturity
Indebtedness	Indebtedness	Property	and Current Amount
Incurred By	Owed To	Encumbered (If Any)	of Indebtedness
Kimball International, Inc.
	Midway Amusement Corp	Monies	$273,000 2024

JPM Chase
Letters of credit
As of 12/10/2012 - See Exhibit 2.19 - Existing Letters of Credit

SCHEDULE 6.12

SALE OF ASSETS

NONE

SCHEDULE 6.19

RESTRICTIVE AGREEMENTS

NONE

EXHIBIT A
Note

Date: December __, 2012

For Value Received, Kimball International, Inc., an Indiana corporation ("Borrower"), hereby promises to pay to the order of _____________________ (the "Lender"), or its successors and assigns, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in lawful money of the United States of America and in immediately available funds, at the place specified in Article II of the Agreement, or at such other place as the holder hereof may designate in writing, together with interest on the unpaid principal balance existing from time to time at the per annum rates and on the dates set forth in the Agreement. Borrower shall pay the principal and accrued and unpaid interest on the Revolving Loans in full on the Facility Termination Date.

The Lender may, and is hereby authorized to, record on any schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan under this Note and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, is entitled to the benefit of, and is subject to the provisions of that certain Amended and Restated Credit Agreement dated as of even date herewith among Borrower, the lenders party thereto, including the Lender, the LC Issuer and JPMorgan Chase Bank, N.A., as Agent (as the same may be amended from time to time, the "Agreement"), to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including, without limitation, the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured and guaranteed, as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

Subject to any applicable grace or cure period set forth in the Agreement, if Borrower fails to make the payment of any installment of principal or interest, as provided in the Agreement, or upon the occurrence of any other Default, then in any of such events, or at any time thereafter prior to such Default being cured, the entire principal balance of this Note, and all accrued and unpaid interest thereon, irrespective of the maturity date specified herein or in the Agreement, together with reasonable attorneys' fees and other costs incurred in collecting or enforcing payment or performance hereof and with interest from the date of Default on the unpaid principal balance hereof at the Default rate specified in Section 2.11 of the Agreement, shall, at the election of the Required Lenders (except as otherwise provided for automatic acceleration on the occurrence of certain Defaults specified in the Agreement), and without relief from valuation and appraisement laws, become immediately due and payable.

Borrower and all endorsers, guarantors, sureties, accommodation parties hereof and all other parties liable or to become liable for all or any part of this indebtedness, severally waive demand, presentment for payment, notice of dishonor, protest, notice of protest, and notice of nonpayment of this Note and expressly agree that this Note and any payment coming due hereunder may be extended or otherwise modified from time to time without in any way affecting their liability hereunder.

This Note shall be governed by, and shall be construed in accordance with, the laws of the State of Indiana. Notice of acceptance of this Note by the Lender is hereby waived.

Borrower, After Consulting Or Having Had The Opportunity To Consult With Counsel, Knowingly, Voluntarily, Intentionally, Unconditionally And Irrevocably Waives Any Right It May Have To A Trial By Jury In Any Litigation Based Upon Or Arising Out Of This Note Or Any Other Loan Document Or Any Of The Transactions Contemplated By This Note Or Any Course Of Conduct, Dealing, Statements, Whether Oral Or Written, Or Actions Of Borrower Or Any Of The Lenders. Borrower Shall Not Seek To Consolidate, By Counterclaim Or Otherwise, Any Action In Which A Jury Trial Has Been Waived With Any Other Action In Which A Jury Trial Cannot Be Or Has Not Been Waived. These Provisions Shall Not Be Deemed To Have Been Modified In Any Respect Or Relinquished By The Lenders Except By Written Instrument Executed By Borrower, The Lender And The Other Lenders. This Provision Is A Material Inducement To The Lender To Provide The Financing Evidenced By This Note.

In Witness Whereof, Borrower has caused this Note to be executed by its duly authorized officer as of the day and year first hereinabove written.

Kimball International, Inc.

By:	/s/

Its:

EXHIBIT B

COMPLIANCE CERTIFICATE

To:	The Lenders party to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of December 18, 2012 (as amended, modified, renewed or extended from time to time, the "Agreement") among Kimball International, Inc. (the "Borrower"), the lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for the lenders and as LC Issuer. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected Chief Financial Officer of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with Section 6.20 of the Agreement, all of which data and computations are true, complete and correct.

5. Schedule II hereto sets forth the determination of the interest rates to be paid for Advances, the LC Fee rates and the commitment fee rates commencing on the fifth day following the delivery hereof.

6. Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under Section 6.1 of the Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of , .

KIMBALL INTERNATIONAL, INC.

By:	/s/

Printed:

Its:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of _________, ____ with
Provisions of 6.20.1 and 6.20.2 of
the Agreement

I.    LEVERAGE RATIO

Less Than or Equal to 3.0 to 1.0
(rolling 4 fiscal quarters)

Consolidated INDEBTEDNESS
---------------------------------------------------
Consolidated EBITDA

Consolidated Indebtedness	$

Divided By:

Net Income	$

Plus:
Interest Expense	$
Taxes on Income	$
Extraordinary Losses	$

Less:
Extraordinary Gains	$

Plus:
Depreciation and amortization	$

Equals:
Consolidated EBITDA	$

Equals:
Consolidated Indebtedness/
Consolidated EBITDA	____ to 1.0

II.    NET WORTH

Minimum of $362,000,000 at all times.

Net Worth $______________________________

SCHEDULE II TO COMPLIANCE CERTIFICATE

Borrower's Applicable Margin and Applicable Fee Rate Calculation

III.    LEVERAGE RATIO

(last day of the fiscal quarter)

Consolidated Indebtedness
------------------------------------------------------
Consolidated EBITDA

$__________________
--------------------------------------------
$__________________

______ to 1.00

IV.    LEVEL STATUS

Level I Status if Leverage Ratio is less than or equal to 1.25 to 1.00
Level II Status if Leverage Ratio is less than or equal to 2.00 to 1.00 but greater than 1.25 to 1.00
Level III Status if Leverage Ratio if greater than 2.00 to 1.00

Level ____ Status applies.

SCHEDULE III TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

Compliance as of ____________________, 2_____ with
Provisions of Section 6.1 of the Agreement

Check which one applies:

_____    Form 10-Q

_____    Form 10-K with unqualified audit opinion

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and Swing Line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender] 2]

3.	Borrower(s):

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of December 18, 2012 among Kimball International, Inc., the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

___________________
2 Select as applicable

6. Assigned Interest:

Facility Assigned [3]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans [4]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower[, the Loan Parties] and [its] [their] Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

____________________
3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Commitment," "Tranche A Commitment," "Tranche B Commitment," etc.)

4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and] 5 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By
Title:

[Consented to:] 6

[NAME OF RELEVANT PARTY]

By
Title:

________________________
5To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

6 To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1
[__________________] 7

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document8, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section ___ thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

_______________________
7 Describe Credit Agreement at option of Administrative Agent.
8 The term "Loan Document" should be conformed to that used in the Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Indiana.

EXHIBIT D-1

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among [ ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name
Title:

Date:	______________ ___, 20[ ]

EXHIBIT D-2
[FORM OF]
U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among [ ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name
Title:

Date:	______________ ___, 20[ ]

EXHIBIT D-3

[FORM OF]
U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among [ ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name
Title:

Date:	______________ ___, 20[ ]

EXHIBIT D-4

[FORM OF]
U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among [ ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name
Title:

Date:	______________ ___, 20[ ]